Exhibit 10.1

JOINT DEFENSE AND COMMON INTEREST AGREEMENT

This Joint Defense and Common Interest Agreement (the “Agreement”) is made and entered into between EQT Corporation (“EQT”) and Trans Energy, Inc. (“Trans Energy”), and their respective parents, subsidiaries and affiliates, each singularly a “Party” and collectively the “Parties,” with an effective date of October 24, 2016.

The Parties enter into this Agreement in connection with the contemplated business combination and merger between EQT and Trans Energy, and to allow the Parties to share defense materials in the following matters: (i) James K. Abcouwer vs. Trans Energy, Inc. pending in the Circuit Court of Kanawha County, West Virginia (Civil Action No. 12-C-416) before the Honorable Charles E. King, Jr. and (ii) James K. Abcouwer vs. Trans Energy, Inc., a foreign corporation, William F. Woodburn and Loren E. Bagley pending in the Circuit Court of Kanawha County, West Virginia (Civil Action No. 13-C-56) before the Honorable Carrie L. Webster (the “Litigation”). The Parties acknowledge and agree that they share common legal interests with respect to the Litigation, and that if the business combination and merger is completed, EQT will acquire Trans Energy and become an interested party to the Litigation.

The Parties have determined that their common legal interests will be best served by sharing documents, factual materials, mental impressions, memoranda, interview reports, research and other information (the “Defense Materials”) subject to the continued protections of the attorney-client privilege, the work product doctrine and all other applicable privileges and immunities. In the absence of this sharing, the Defense Materials would be privileged from disclosure to adverse or other parties based on the attorney-client privilege, the attorney work-product privilege and all other applicable privileges and exemptions. This Agreement ensures that the sharing of Defense Materials does not diminish in any way the confidentiality of the Defense Materials and does not constitute a waiver of any privilege or exemption otherwise available.

To this end, the Parties agree and understand that this Agreement and all Defense Materials communicated or shared between the Parties are confidential and are protected from disclosure to any third party by the attorney-client privilege, attorneys work-product privilege, investigatory privilege, or any other applicable privileges or exemptions. In addition, the Parties agree and understand that they shall share and disclose all Defense Materials among the Parties until any of the Parties elects to withdraw from this Agreement. The Parties further agree and understand that the shared Defense Materials will be used solely in connection with the defense of the Litigation.

1. Non-Disclosure. The Parties agree that they may only disclose Defense Materials received from the other Party to their respective legal counsel. Other than the Parties’ legal counsel, Defense Materials will not be disclosed without first obtaining the consent of all the Parties who may be entitled to claim any privilege or exemption regarding these materials. Moreover, the Parties agree that they may disclose the existence of this Agreement in response to any discovery request, motion to compel or to support a motion for protective order.

2. Withdrawal. In the event that the Agreement and Plan of Merger between the Parties is terminated in accordance with Section 8.1 of that agreement, any Party to this Agreement is free to withdraw upon prior written notice to all other Parties, in which case this Agreement will no longer be operative as to the withdrawing Party, but will continue to protect all Defense Materials disclosed to or by the withdrawing Party before that Party’s withdrawal. A withdrawing Party and its counsel will immediately return all originals or copies of Defense Materials that they did not originally create. All Parties will continue to be bound by this Agreement regarding any information learned or obtained before withdrawal.

3. Third Party Demand for Defense Materials. If any third party requests or demands, by subpoena or otherwise, any Defense Materials received under this Agreement, the Party receiving the demand or request will immediately notify the other Parties to this Agreement. The person or entity seeking the Defense Materials will be informed that these materials are subject to a joint defense privilege and common interest agreement, and the Party receiving the demand will refuse to produce the Defense Materials. Each of the Parties and their counsel will take all steps necessary to assert and to permit the assertion of all applicable rights and privileges regarding the Defense Materials and will cooperate fully with all other Parties and their counsel in any judicial proceedings relating to disclosure of the Defense Materials.

4. Marking of Documentary Materials. To the extent reasonably possible, the Parties and their counsel will mark documentary Defense Materials that they regard as privileged before transmitting them to other counsel or Parties. Failure to mark Defense Materials under this paragraph will not constitute a waiver of any privilege or confidentiality rights, nor will this failure constitute evidence that the unmarked material is or is not considered privileged.

5. No Waiver. Disclosure to third parties of Defense Materials received under this Agreement without the express written consent of the Party who produced the Defense Materials will not constitute a waiver of any privilege or exemption pertaining to the Defense Materials disclosed or any other privilege or exemption held by any Party to this Agreement. Further, any inadvertent production by any Party to another Party or to third parties will not be deemed a waiver of the rights of the producing Party to any claim of confidentiality, privilege or exemption, and the producing Party may request that all copies be returned.

6. No Creation of Attorney-Client or Agency Relationship. Nothing in this Agreement nor the sharing of any Defense Materials under this Agreement shall be deemed to create an attorney-client relationship between any counsel and anyone other than the Party represented by that counsel. Furthermore, this Agreement shall not create any agency, privity, real party-in-interest, or similar relationship among the Parties. No Party shall have the authority to waive any applicable privilege or doctrine on behalf of any other Party, nor shall any waiver of an applicable privilege or doctrine by the conduct of any Party be construed to apply to any other Party.

7. Independently Obtained or Owned Information. Nothing contained in this Agreement shall limit the right of any Party to use or disclose (a) documents or information it owns or generates for its own use (unless such documents or information contains Defense Materials for which the sole source is a document or information provided to it by another Party pursuant to this Agreement); (b) documents or information that has been independently obtained by such Party; or (c) documents or information that is now, or hereafter becomes, public information without violation of this Agreement. Such documents or information shall not be considered Common Interest Materials.

8. Breach of Agreement. In the event of a continuing or threatened breach of this Agreement by any Party, it is acknowledged and agreed that injunctive relief will be a proper remedy in favor of any other Party.

9. Modification. It is understood and agreed that there will be no modifications of this Agreement, unless made in writing and signed by all Parties.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. All counterparts together will constitute one and the same instrument.

11. Certification. By execution of this Agreement, EQT and Trans Energy certify that they understand and agree to be bound and abide by this Agreement.

Dated: October 24, 2016

/s/ Steven T. Schlotterbeck EQT Corporation By: Steven T. Schlotterbeck, President /s/ Kevin L. Carr Kevin L. Carr Spilman, Thomas & Battle	/s/ John G. Corp Trans Energy, Inc. By: John G. Corp. President /s/ Scott Drake Scott Drake Norton Rose Fulbright